Exhibit 21.1

SUBSIDIARIES OF MILLIPORE CORPORATION

Company Name	Jurisdiction of Organization
Amicon Ltd.	United Kingdom
Bioprocessing Corporation Limited	United Kingdom
Bioprocessing Limited	United Kingdom
Millilux S.a.r.L.	Luxembourg
Millipore Asia Ltd.	Delaware
Millipore Korea Co. Ltd.	Korea
Millipore Singapore Pte. Ltd.	Singapore
Millipore Cidra, Inc.	Delaware
Millipore (Canada) Ltd.	Canada
Millipore S.A. de C.V.	Mexico
Millipore GesmbH	Austria
Millipore Kft	Hungary
Millipore S.R.O.	Czech Republic
Millipore Sp.z.o.o.	Poland
Millipore International Holding Company B.V.	Netherlands
Millipore S.A./N.V.	Belgium
Millipore (U.K.) Ltd.	United Kingdom
Millipore S.A.S.	France
Millipore Ireland B.V.	Netherlands
Millipore Dublin International Finance Company	Ireland
Millipore GmbH	Germany
Millipore S.p.A.	Italy
Millipore AB	Sweden
Millipore AS	Norway
Millipore AG	Switzerland
Millipore A/S	Denmark
Millipore Australia Pty. Ltd.	Australia
Millipore Iberica S.A.	Spain
Millipore Industria E Comercio Ltda.	Brazil
Millipore OY	Finland
Millipore B.V.	Netherlands
Millipore China Ltd.	Hong Kong
Millipore S.a.r.L.	Luxembourg
Millipore Pacific Limited	Delaware
Minerva Insurance Co. Ltd.	Bermuda
Nihon Millipore Limited	Japan